THIRD AMENDMENT TO

INVESTMENT SUB-ADVISORY AGREEMENT

This third amendment (“Amendment”) to the Investment Sub-Advisory Agreement (the “Agreement”) dated as of March 2, 2018 by and between Syntax Advisors, LLC (the “Advisor”) and Vantage Consulting Group (“Sub-Advisor”) is entered into as of May 10, 2022 (the “Effective Date”).

WHEREAS, Syntax ETF Trust a Delaware statutory trust located at One Liberty Plaza, 46th Floor New York, NY 10006 (“Trust”), is an open-end management investment company, registered under the Investment Company Act of 1940, as amended (“1940 Act”).

WHEREAS, Section 14 of the Agreement requires that all amendments and modifications to the Agreement be in writing and executed by the Parties.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Capitalized terms not otherwise defined herein shall have the meanings set forth in Agreement.

2.	Appendix A to the Agreement is hereby deleted in its entirety and replaced by the Appendix A attached hereto which reflects the addition of the Syntax Stratified Total Market II ETF, Syntax Stratified LargeCap III ETF, Syntax Stratified Emerging Markets ETF, Syntax Stratified LargeCap ESG ETF, Syntax Stratified MidCap II ETF, Syntax Stratified U.S. Total Market Hedged II ETF, Syntax Stratified SmallCap II ETF ..

1.	Nothing in the Agreement shall be construed so as to prevent the use of multiple sub-advisors on one or more Funds, provided that it is done so pursuant to all applicable laws and regulations.

2.	Except as expressly amended hereby, all of the provisions of the Agreement shall remain unamended and in full force and effect to the same extent as if fully set forth herein.

3.	This Amendment shall be governed by, and the provisions of this Amendment shall be construed and interpreted under and in accordance with, the laws of the State of Delaware.

IN WITNESS WHEREOF, the pa1ties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the Effective Date.

SYNTAX ADVISORS, LLC

By:
Rory Riggs CEO

VANTAGE CONSULTING GROUP LLC

By:
Mark Finn CEO

APPENDIX A

INVESTMENT SUB-ADVISORY AGREEMENT

NAMES OF FUNDS

Syntax Stratified LargeCap ETF

Syntax Stratified MidCap ETF

Syntax Stratified SmallCap ETF

Syntax Stratified LargeCap II ETF

Syntax Stratified U.S. Equities ETF

Syntax Stratified U.S. Hedged Equity ETF

Syntax Stratified 1000 ETF

Syntax Stratified Europe & Asia Developed Markets ETF

Syntax Stratified Total Market II ETF

Syntax Stratified LargeCap III ETF

Syntax Stratified Emerging Markets ETF

Syntax Stratified LargeCap ESG ETF

Syntax Stratified MidCap II ETF

Syntax Stratified Total Market II ETF

Syntax Stratified U.S. Total Market Hedged II ETF

Syntax Stratified SmallCap II ETF